Exhibit 21.1

List of subsidiaries of the Registrant

Subsidiary	Jurisdiction
Cavium Networks International, Inc.	Delaware
Cavium International	Cayman
Cavium Networks International	Cayman
Cavium Networks (India) Private Limited	India
Cavium Networks Asia	Cayman
Cavium Networks U.K. Limited	England
Cavium LLC	California
Cavium Networks Korea LLC	Korea
Cavium (Taiwan) Ltd.	Taiwan
Cavium Semiconductor Technology (Shanghai) Co., Ltd.	China
Cavium Networks Singapore Pte. Ltd.	Singapore
Cavium Networks (Canada) Inc.	Canada
WWC I, LLC	Delaware
MontaVista Software Japan, Inc.	Japan
MontaVista Software Korea Ltd.	Korea
MontaVista Software GmbH	Germany
MontaVista Software LLC	Delaware
MontaVista Software Canada, Inc.	Canada
DSP Research, Inc.	California